CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the references to our firm included in or made a part of this Post-Effective Amendment No. 301 under the Securities Act of 1933 and Amendment No. 302 under the Investment Company Act of 1940 to the Registration on Form N-1A (File Nos. 811-22208 and 333-151672) of Valued Advisers Trust, and to the use of our report dated December 20, 2017 on the financial statements and financial highlights of the Epiphany FFV Fund. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.

Abington, Pennsylvania

November 16, 2018